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                                                                    EXHIBIT 5.1



                                          Business Objects S.A.
                                          European Headquarters
                                          157-159 rue Anatole France
                                          92309 Levallois-Perret
                                          France



                                          August 29, 2001


     Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1993, as amended (the "Act"), of up to a maximum number of 3,700,000 ordinary shares, nominal value 0.10 euro per ordinary share (the "Shares"), of Business Objects S.A., a societe anonyme organized under the laws of the Republic of France (the "Company"), we, as your French Counsel, have examined copies of the following documents:

     i. a certified copy of the third resolution of the extraordinary general meeting of the shareholders of the Company held on February 6, 2001, relating inter alia to the authorization granted to the board of directors to grant to employees and legal representatives of the company and its affiliates as defined in article L. 225-180 of the French Code de commerce, options to purchase or subscribe for 2,300,000 Shares pursuant to the terms and conditions of the Company's 2001 Stock Option Plan (the "2001 Plan");

     ii. a certified copy of the sixth resolution of the extraordinary general meeting of the shareholders of the Company held on February 6, 2001, relating inter alia to the authorization granted to the board of directors to increase the share capital by way of incorporation of reserves, profits or premiums in the limit of [ ]3,200,000 nominal value;
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     iii. a copy of the decision of the board of directors held on February 9,
          2001 relating inter alia to the increase of the share capital by way of incorporation of reserves resulting in a free allocation of one new share for two existing shares and the delegation of powers to the Chairman of the board of directors in order to carry out the increase of the share capital and all formalities that are necessary;

     iv. a copy of the decision of the Chairman of the board of directors held on March 7, 2001 relating inter alia to the implementation of the increase of the share capital by way of incorporation of reserves resulting in a free allocation of one new share for two existing shares;

     v. a certified copy of the sixth decision of the board of directors of the Company held on March 30, 2001 deciding to multiply by 1.5 the number of shares to be issued under the 2001 Plan in order to take into account the share capital increase realized by way of incorporation of reserves resulting in a free allocation of one new share for two existing shares on March 12, 2001;

     vi. a certified copy of the eleventh resolution of the extraordinary general meeting of the shareholders of the Company held on June 12, 2001, deciding inter alia the issue of 50,000 shares under the French Employees Savings Plan, (the "Savings Plan") to the benefit of employees of the Company who have adhered or will adhere to the Savings Plan;

     vii. a certified copy of the thirteenth resolution of the extraordinary general meeting of shareholders of the Company held on June 12, 2001 deciding inter alia the issue of 200,000 shares pursuant to the 1995 International Employee Stock Purchase Plan, (the "1995 Purchase Plan") to the benefit of Business Objects SA Employee Benefits Trust; and

     viii. a copy of the by-laws (statuts) of the Company dated as of June 12, 2001 (the "Statuts"),

together with such other corporate documents and such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.

     In the context of such examination we have assumed the genuiness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

     We are admitted to practice as avocats in the Republic of France. Our opinion set forth below is limited to the laws of the Republic of France as in effect on the date hereof, and we are expressing no opinion as to the effect of the laws under any other jurisdiction.

     Upon the basis of such examination and subject to any matter not disclosed to us by the parties concerned, we advise you that, in our opinion, any Shares to be issued upon exercise of any option granted under the 2001 Plan or pursuant to the shareholders resolutions referred to in paragraphs (vi) and (vii) above, to the extent they are issued in compliance with the provisions of the

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relevant plan, the Statuts and the then applicable law, and are fully paid up in accordance with the provisions of the relevant plan, will be validly issued and fully paid up.

     We have relied as to certain matters on information obtained from officials of the Company and other sources believed by us to be responsible.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons the consent of whom is required under Section 7 of the Act.

                                               Very truly yours,

                                              /s/ Shearman & Sterling

HL/SLT/sdlc



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